Exhibit 99.1

RE/MAX CO-FOUNDER GAIL LINIGER RETIRES FROM RE/MAX HOLDINGS BOARD OF DIRECTORS, NAMED VICE CHAIR EMERITA

The former “Entrepreneur of the Year” for Colorado co-founded the real estate franchisor in 1973 and served as Vice Chair of the Board since RE/MAX Holdings was formed in 2013

DENVER — RE/MAX Holdings, Inc. (NYSE:RMAX), parent company of RE/MAX, one of the world’s leading franchisors of real estate brokerage services, and Motto Mortgage, the first-and-only national mortgage brokerage franchise brand in the U.S., today announced that RE/MAX Co-Founder Gail Liniger retired from the RE/MAX Holdings Board of Directors on May 25, 2023, and has been named Vice Chair Emerita.

Liniger, who co-founded RE/MAX alongside Dave Liniger in 1973, served as Vice Chair of the Board since RE/MAX Holdings was formed in connection with its 2013 initial public offering. During her tenure as Vice Chair, RE/MAX Holdings launched the Motto Mortgage brand, and saw RE/MAX, the No. 1 name in real estate,* grow to an all-time high of more than 140,000 agents in over 110 countries and territories. A pillar of the RE/MAX network for decades, she is credited with having helped shape an organization of collaboration, productivity, gratitude and giving.

“There is really no adequate way to articulate what a profound positive effect Gail Liniger has had on RE/MAX, RE/MAX Holdings, and the hundreds of thousands of professionals who have aligned with the brand through the years. Gail has been a visionary, a role model, a strategic leader, and an inspiration since the very beginning,” says RE/MAX Holdings, Inc. Lead Independent Director, Roger Dow. “Her new title of Vice Chair Emerita is an ongoing reminder of the core, overarching values most essential to the Company and its success."

Liniger – who overcame incredible odds after surviving a deadly small-plane crash in 1983 – has served the RE/MAX brand for more than 50 years, including as RE/MAX Chief Executive Officer for several years prior to the 2013 RE/MAX Holdings initial public offering.

* Source: MMR Strategy Group study of unaided awareness

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About RE/MAX Holdings, Inc.
RE/MAX Holdings, Inc. (NYSE:RMAX) is one of the world’s leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX® brand, and mortgage brokerages within the U.S. under the Motto® Mortgage brand. RE/MAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Now with more than 140,000 agents in almost 9,000 offices and a presence in more than 110 countries and territories, nobody in the world sells more real estate than RE/MAX, as measured by total residential transaction sides. Dedicated to innovation and change in the real estate industry, RE/MAX launched Motto Franchising, LLC, a ground-breaking mortgage brokerage franchisor, in 2016. Motto Mortgage has grown to over 225 offices in over 40 states.

Investor Contact:	Media Contact:
Andy Schulz	Keri Henke
(303) 796-3287	(303) 796-3424
aschulz@remax.com	khenke@remax.com